Exhibit 23.2

MADSEN & ASSOCIATES CPA’S, INC.
684 EAST VINE STREET, STE 3
SALT LAKE CITY, UTAH  84107
(801-262-2632)

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Madsen & Associates CPA’s, Inc. consents to the use in form S-1/A to be filed on or about February 10, 2009 for China Valves Technology, Inc. and Subsidiaries, of our report dated December 6, 2007, relating to the audit of the financial statements of China Valve Holdings Limited and Subsidiaries as of December 31, 2006 and for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in such Amendment No. 3 to the Registration Statement on Form S-1.

/s/Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
February 10, 2009